UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            COMMISSION FILE NUMBER   33-94448
                                                                   -------------

     Gmac Commercial Mortgage Securities, Inc.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     650 Dresher Road, Horsham, Pennsylvania 19044, (215) 682-3480
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    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

     Gmac Commercial Mortgage Securities, Inc., Mortgage Pass-Through Certificates, Series 1996-C1
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


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      (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                  REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         Rule 12g-4(a)(1)(i)  |_|       Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii) |_|       Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|       Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|       Rule 12h-3(b)(2)(ii) |_|
                                        Rule 15d-6           |X|

     APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE: 105 (one hundred five)
      ---------------------

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE NATIONAL COLLEGIATE TRUST 1996-S1 HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE: January 27, 1997                By: /s/ Elisa George
     ----------------------              -------------------------------
                                      Name:   Elisa George, Vice President

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.